Exhibit 99.1
D-Wave Quantum and Department of Commerce Sign Letter of Intent for $100 Million
in CHIPS and Science Act Funding to Accelerate U.S. Leadership in Quantum Computing

Funding would advance the company’s superconducting annealing and gate-model technology development

U.S. government to obtain an equity stake in D-Wave

PALO ALTO, Calif. — May 21, 2026 — D-Wave Quantum Inc. (NYSE: QBTS), (“D-Wave” or the “Company”), the only dual-platform quantum computing company providing both annealing and gate-model systems, software and services, today announced that it has signed a Letter of Intent (LOI) for $100 million of proposed funding under the U.S. CHIPS and Science Act, which is administered by the U.S. Department of Commerce. In connection with executing final award documents, D-Wave would issue $100 million in shares of its common stock to the U.S. Department of Commerce. The LOI marks a significant endorsement by the U.S. government of D-Wave’s annealing and gate-model quantum computing technologies and their potential impact on the U.S. economy.

The U.S. CHIPS and Science Act is aimed at strengthening domestic technology supply chains and advancing national and economic security. Advanced manufacturing and packaging technology is required to scale quantum computing systems and is critical for reinforcing the United States' position at the forefront of next-generation quantum computing. This funding would accelerate development and scaling of D-Wave’s annealing and gate-model quantum systems, including at its forthcoming research and development (R&D) facility in Boca Raton, Florida as well as its R&D centers in New Haven, Connecticut and Burnaby, BC, Canada.

“We believe that the U.S. government’s strategic investment in D-Wave would advance the country’s global leadership position in quantum computing,” said Dr. Alan Baratz, CEO of D-Wave. “The award would accelerate D-Wave’s ability to scale quantum innovation domestically, expedite key fabrication processes, and deliver real-world quantum applications to our global customers today. We see this as a transformative moment for not just D-Wave, but also for quantum computing and the United States.”

“With today’s CHIPS Research and Development investments in quantum computing, the Trump administration is leading the world into a new era of American innovation,” said Secretary of Commerce Howard Lutnick. “These strategic quantum technology investments will build on our domestic industry, creating thousands of high-paying American jobs while advancing American quantum capabilities.”

“The Department of Commerce’s incentives strengthen and accelerate U.S. quantum leadership and technological resilience,” said Bill Frauenhofer, Executive Director of Semiconductor Investment and Innovation. “Quantum computing has significant implications for national defense, advanced materials and biopharmaceutical discovery, financial modeling and energy systems.”

The funded initiatives would help D-Wave expedite the delivery of advanced superconducting quantum computers, including a 100,000-qubit annealing system and a 10,000-qubit gate-model system. While D-Wave’s annealing quantum computers are commercial today, its gate-model system is expected to reach commercial viability with 10,000 physical qubits, which enable 100 logical qubits. With the larger-scale and higher coherence annealing quantum computing systems, D-Wave expects even greater performance gains for solving computational problems in optimization, materials simulation, blockchain, and artificial intelligence applications. The larger-scale dual-rail gate-model quantum computer will enable dozens of logical qubits, providing a powerful application development platform for a wide range of quantum chemistry and quantum artificial intelligence use cases.

These efforts are expected to contribute to the development of a resilient, end-to-end quantum computing ecosystem, aligned with broader CHIPS and Science Act objectives to build domestic capacity in critical technologies and establish a robust and reliable pipeline for the components required to bring state-of-the-art quantum computing systems into the market.

The Award is subject to the execution by the parties of definitive Award documents.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how D-Wave is shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, statements regarding the proposed Award, the Company’s proposed issuance of shares of its common stock to the U.S. Department of Commerce (the “Department”), and the Company’s expected research and development initiatives and plans. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of D-Wave’s management. These forward-looking statements are not predictions of actual performance and are subject to a number of risks and uncertainties, including, but not limited to, the risk that definitive Award documents are not executed within the timeframe or on the terms contemplated by the Company or at all; the risk that the Department suspends or terminates Award negotiations; the risk that the Company is unable to satisfy the conditions to disbursement of any portion of the Award, including project milestones; the availability of appropriated funds; the risk of dilution to existing stockholders from the Company’s issuance of shares of common stock to the Department; and the other risks and uncertainties described under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
Alex Daigle
media@dwavesys.com

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